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                                                                   Exhibit 10.33

                        HCA DIRECTORS' COMPENSATION/FEES
                           (As revised May 24, 2001)

Director Compensation

- Non-employee directors have the choice of (i) receiving an annual retainer of $40,000 payable in restricted stock that vests one year from the date of grant; or (ii) receiving, in lieu of annual retainers for the following 5 years, $200,000 in restricted stock units that vest annually over a 5 year period at a rate of 20% per year.

- Non-employee directors will receive a competitive option award.

Other Fees

- Non-employee directors are paid an attendance fee of $1,500 per meeting for all scheduled meetings of the Board.

- Non-employee director committee members are paid a committee meeting fee of $1,200 per meeting (Committee Chairpersons $1,500) for attendance for all scheduled meetings of a respective committee in which that director serves. The Board of Directors currently has Audit, Compensation, Ethics and Compliance, Executive, Finance and Investment and Nominating Committees.

HCA Foundation, Inc. - Matching Gift Program

- Gifts from each Director to organizations and programs exempt from taxation (pursuant to Section 501(c)(3) of the Internal Revenue Code), including civic, cultural, educational and health and human services institutions, will be matched on a dollar-for-dollar basis, from a minimum of $500 per gift, up to an aggregate maximum of $15,000 annually. The Matching Gift Program will be administered by the HCA Foundation, Inc. To qualify for a matching gift, contributions must be personal gifts from the Director's own funds (including personal or family foundations and gifts made jointly with spouses), paid in cash or securities. Pledges do not qualify for matches. Directors who have retired from service on the Board may participate in this program through the end of the first year following the year in which retirement was effective. The Company reserves the right to determine whether gifts to organizations are within certain guidelines for qualification for matching.